U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Lane                   Davina           C.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)
HealthCare USA of Missouri, LLC
10 S.Broadway, Suite 1200
--------------------------------------------------------------------------------
                                    (Street)
St. Louis, MO 63102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Coventry Health Care, Inc. (CVH)

--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Year

December 31, 2001

--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)



--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Senior Vice President
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                       8,823         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            12/31/01      J              411 (1)     A                               I   by managed acct
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            12/31/01      J              549 (2)     A                 4,805         I   by managed acct
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Non-qualified Stock                                                             Common
Option (right to buy) 5.0000                                10/10/98  7/15/06   Stock     19,571         19,571      D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 5.0000                                10/10/98  7/15/07   Stock        240            240      D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 5.0000                                10/10/98  7/31/08   Stock        330            330      D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 6.6880                                         12/20/09   Stock     15,000         15,000      D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 7.1880                                10/1/98   7/31/08   Stock     12,500         12,500      D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 7.5000                                10/10/98  7/15/06   Stock     44,828         44,828      D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 7.5000                                10/10/98  7/15/07   Stock     10,507         10,507      D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 10.5000                                          7/1/09   Stock     45,000         45,000      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Additional shares acquired in Coventry Health Care, Inc.'s 401(k) Plan during 2001
(2) Additional shares acquired in Coventry Health Care, Inc.'s Supplemental Executive Retirement Plan during 2001



/s/ Davina C. Lane                                              2/12/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2